UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2012

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth below in Item 1.02 of this report is incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

On September 25, 2012, MEMC Electronic Materials, Inc. (“MEMC” or the “Company”) and its wholly owned subsidiary, MEMC Singapore Pte. Ltd. (“MEMC Singapore”), entered into a Termination Agreement with Conergy AG (“Conergy”) terminating the Solar Wafer Supply Agreement dated October 25, 2007, as amended (the “Supply Agreement”). The parties originally reduced the size of the Supply Agreement in January 2010 due to the downturn in the solar industry in 2009. Because of developments and continued softness in the solar industry, Conergy requested a termination of the long-term Supply Agreement, and MEMC and MEMC Singapore were willing to agree to an early termination on the terms and conditions set out in the Termination Agreement.
Under the terms of the Supply Agreement, MEMC Singapore was to supply solar grade silicon wafers to Conergy over a ten-year period at pre-determined pricing for certain volumes on a take-or-pay basis. Conergy agreed to advance funds to MEMC in the form of annual refundable capacity reservation deposits in amounts commensurate with the contracted volume minimums contemplated for each year. These deposited funds were to be used by MEMC to fund investment by MEMC in polysilicon production and wafer manufacturing capacity in support of the Supply Agreement. The deposits were to be repaid by MEMC according to an annual repayment schedule unless Conergy had not purchased the minimum quantities contemplated under the take-or-pay provisions of the agreement, in which case the deposits would be retained by MEMC to cover the payment shortfalls. In support of its payment obligations, Conergy also agreed to establish annually a letter of credit in favor of MEMC Singapore in an amount equal to a portion of the take-or-pay obligations for the year.
Pursuant to the Termination Agreement, MEMC will receive payment under the existing letter of credit in an amount of $21.2 million and Conergy will make payments to cover approximately $5.5 million of certain previously shipped solar wafers. Conergy will obtain and deliver to MEMC Singapore a letter of credit supporting those $5.5 million principal payments plus interest at 8% per annum. MEMC will refund to Conergy $21.3 million of the refundable capacity reservation deposit currently held by MEMC. Upon receipt of payment under the existing letter of credit and receipt of the new letter of credit, which is expected on or before September 27, 2012, the termination of the Supply Agreement will be effective as of the execution of the Termination Agreement. As additional consideration for the termination, Conergy will assign to MEMC certain of Conergy's operations and maintenance service contracts (“O&M contracts”) for solar projects in Germany, Italy and Spain. This assignment will be subject to MEMC's due diligence of the O&M contracts over the next 90 days. MEMC may reject some or all of those contracts depending on the outcome of its diligence. In the event MEMC rejects all of the O&M contracts, Conergy has agreed to make a cash payment to MEMC in lieu of the assignments in an amount of $3 million. This payment obligation will also be secured by a letter of credit in favor of MEMC which will be delivered to MEMC prior to the effectiveness of the termination.
Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
MEMC previously reported pursuant to Item 2.03 of Form 8-K the establishment of the Supply Agreement with Conergy and the expected annual advances by Conergy to MEMC in the form of the refundable capacity reservation deposits. Because the early termination of the Supply Agreement provides for the early refund by MEMC of the currently held refundable capacity reservation deposit, the information included in Item 1.03 of this report is incorporated by reference into this Item 2.04.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits Item

99.1	Press release dated September 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date:	September 25, 2012	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Number	Item
99.1	Press release dated September 25, 2012.